Exhibit 3.2

MEMORANDUM OF ASSOCIATION

OF

CIT GROUP FUNDING COMPANY OF CANADA

1.	The name of the Company is CIT GROUP FUNDING COMPANY OF CANADA.
2.	There are no restrictions on the objects and powers of the Company and the Company shall expressly have the following powers:

(1)	to sell or dispose of its undertaking, or a substantial part thereof;
(2)	to distribute any of its property in specie among its members; and
(3)	to amalgamate with any company or other body of persons.
3.	The liability of the members is unlimited.

I, the undersigned, whose name, address and occupation are subscribed, am desirous of being formed into a company in pursuance of this Memorandum of Association, and I agree to take the number and kind of shares in the capital stock of the Company written below my name.

Name of Subscriber: Lydia S. Bugden 900-1959 Upper Water Street, Halifax, NS B3J 2X2 Occupation: Solicitor Number of shares subscribed: One Common share

TOTAL SHARES TAKEN: one common share

Dated this 28th day of October, 2003.

Witness to above signature:
Name of Witness: Marcella J. Forhart 900-1959 Upper Water Street, Halifax, NS B3J 2X2 Occupation: Legal Assistant
FILED ELECTRONICALLY in the computer records maintained by the Registry of Joint Stock Companies OCT 28 2003
per:	STEWART MCKELVEY STIRLING SCALES